UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2024

LUMINAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38791	83-1804317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (800) 532-2417

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	LAZR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.    Costs Associated with Exit or Disposal Activities.
On February 27, 2024, in conjunction with its Q4’23 Quarterly Business Update, Luminar Technologies, Inc. (the “Company”) announced that when the Company reached start of production (SOP) with Volvo Cars, it would commence an aggressive cost reduction effort to reduce Iris production costs and streamline its business for more efficient, cost effective, and faster product industrialization. On April 23, 2024, the Company announced that it had achieved SOP for Volvo Cars and has begun shipping production LiDAR sensors for the Volvo EX90. The Company also announced that it had expanded its partnership with one of its contract manufacturers, TPK Holding Co., Ltd. (“TPK”), whereby TPK would be providing industrialization resources to Luminar for more efficient scaling, factory automation, and supplier management, which are expected to reduce future industrialization costs and product development timelines.
Consistent with these announcements, on May 3, 2024, the Company announced a restructuring plan (the “2024 Restructuring Plan”) consisting of the following:
•a reduction in its workforce by approximately 20%, which is intended to realign its employee base to its highest priorities and core competencies as a company, eliminate redundancies with resources gained through the expanded TPK partnership, and reduce operating costs and drive operating leverage as the Company continues to scale in the future; and
•a reduction in its global footprint by sub-leasing portions or the entirety of certain facilities.
The actions associated with the restructuring of the Company’s business are expected to commence immediately and to be substantially complete by the end of 2024. The Company estimates that it will incur approximately $6 million to $8 million in cash charges associated with employee severance and related employee costs, to be incurred primarily in the second quarter and third quarter of 2024. Incrementally, the Company expects to incur charges related to acceleration of certain previously granted stock-based awards and grants of new awards as part of severance packages for employees impacted under the 2024 Restructuring Plan. The Company expects to incur $2 million to $5 million in losses from sub-leasing facilities, to be incurred during the remainder of 2024.
The Company estimates the impact of the 2024 Restructuring Plan, when completed, will reduce operating costs by $50 million to $65 million on an annual basis, of which $20 million to $30 million will be savings in cash costs.
Outside of the 2024 Restructuring Plan, there are additional cost savings measures that the Company is undertaking. The Company also issued a message from Founder & CEO Austin Russell available on the Company’s website for additional insight.
The Company’s estimates are subject to a number of assumptions, and actual results may materially differ. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the restructuring plan. These estimates also do not reflect the impact of the fee payable to TPK for the expanded partnership described above.
Forward-Looking Statements
This Item 2.05 contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements include, but are not limited to, statements related to the Company’s expected charges for employee severance and other costs associated with the restructuring plan, including estimates of related cash expenditures by the Company, statements regarding the number of employees subject to the workforce reduction and the timing thereof and the impact of the restructuring plan, and future cost savings as a result of restructuring and other actions. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of those risks and uncertainties, which include, without limitation, risks related to the Company’s operating expense reductions and the Company’s ability to accurately estimate the charges associated with such reductions. Other factors that could cause actual results to differ from these forward-looking statements are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent reports filed with the Securities and Exchange Commission. Readers should not place undue reliance on forward-

looking statements, which speak only as of the date they are first made. Any forward-looking statements contained in this current report speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
104	Cover page interactive data file formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminar Technologies, Inc.

Date: May 3, 2024	By:	/s/ Thomas J. Fennimore
	Name:	Thomas J. Fennimore
	Title:	Chief Financial Officer